TIMCO Aviation Services, Inc.

NEWS

Release:	May 13, 2004

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
C. Robert Campbell, Executive Vice President & Chief Financial Officer
(336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS

Greensboro, North Carolina, May 13, 2004 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced its results of operations for the 2004 first quarter.

Revenue for the 2004 first quarter was $83.5 million, compared to 2003 first quarter revenue of $51.3 million. Net income from continuing operations for the 2004 first quarter was $47,000 ($0.00 per basic and diluted share), compared to $68,000 ($0.00 per basic and diluted share) for the comparable 2003 period. Net income from continuing operations for the first quarter of 2003 benefited from the elimination and reduction of accruals aggregating $700,000 and from a tax benefit of $174,000. Without these benefits, the net loss from continuing operations for the 2003 first quarter would have been ($806,000.) After accounting for income from discontinued operations, net income in the first quarter of 2004 was $118,000 ($0.00 per basic and diluted share), compared to net income of $319,000 ($0.01 per basic share and $0.00 per diluted share) for the same period in 2003.

Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “We continue to make progress in our business activities. Our volume has significantly increased and our aircraft maintenance, interiors and engineering operations continue to show period over period improvements. In addition, during the 2004 first quarter, we sold our facility in Miramar, Florida and used the proceeds to reduce our debt. Further, early in the 2004 second quarter we successfully refinanced all of our senior debt, providing us with substantial additional incremental working capital. The completion of these transactions allow us to focus all of our efforts on growing our customer base and achieving operational excellence.”

Gil West, the Company’s President and Chief Operating Officer, stated: “The 63% increase in revenue for the quarter reflects both the addition of new customers as well as growth with existing customers. The 79% increase in our gross profit from period to period and the increase in our gross profit percentage from 6.9% in the first quarter of 2003 to 7.5% in the first quarter of 2004 shows that we are continuing to make our operations more efficient and obtain leverage from the increased volumes of business that we have obtained from our customers. We continue to see a trend toward outsourced aircraft maintenance, which we believe will benefit our operations in future periods.”

TIMCO Aviation Services, Inc. is among the world’s largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: TIMCO, which, with its four active locations (Greensboro, NC, Macon, GA, Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world; Aircraft Interior Design and Brice Manufacturing, which specialize in the refurbishment of aircraft interior components and the manufacture and sale of

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aftermarket parts and new aircraft seats; TIMCO Engineered Systems, which provides engineering services both to our other MR&O operations and to our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engine. Visit TIMCO online at www.timco.aero.

This press release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and those identified below, could adversely affect the Company’s ability to obtain these results: the Company’s ability to continue to generate sufficient working capital from operations to meet its operating requirements and service its indebtedness, the Company maintaining good working relationships with its vendors and customers, competitive pricing for the Company’s products and services, the Company’s ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market, the Company’s ability to attract and retain qualified personnel in its business, utilization rates for the Company’s MR&O facilities, the Company’s ability to integrate future acquisitions, the Company’s ability to effectively manage its business, economic factors which affect the airline industry generally and thereby affect our business (since our customer base consists primarily of airlines and freight carriers), including the amount of aircraft maintenance being outsourced, the price of jet fuel and the ongoing war on terrorism, and changes in government regulations. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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TIMCO Aviation Services, Inc.
($ thousands, except per share data)

	For the three months ended March 31,

	2004	2003

Operating revenue	$83,532	$51,284
Gross Profit	6,293	3,519
Gross Profit Percentage	7.5%	6.9%
Operating expenses	5,616	3,064	(a)
Operating expenses as a % of revenue	6.7%	6.0	%(a)
Income from operations	677	455	(a)
Income from continuing operations	47	68	(b)
Income, net, from discontinued operations	71	251	(c)
Net income	$118	$319
Basic income per share	$0.00	$0.01
Diluted income per share	$0.00	$0.00

(a)	2003 first quarter results include the elimination of accruals aggregating $700, which related to revisions in estimates for workers compensation insurance claims and the reversal of an accrual no longer required based on the extension of a facility sublease commitment by a third party. Had these accruals not been eliminated or reduced, operating expenses would have been $3,764 (7.3% of revenues) and the loss from operations would have been ($245). [We are providing this information to allow what the Company believes to be a meaningful comparison of its period to period results.]

(b)	Income from continuing operations in the first quarter of 2003 included an income tax benefit of $174. Without this income tax benefit and the elimination and reduction of the accruals noted in (a) above, the loss from continuing operations for the first quarter of 2003 would have been ($806). [We are providing this information to allow what the Company believes to be a meaningful comparison of its period to period results.]

(c)	Income, net, from discontinued operations reflects the collection of receivables and the sale of inventory from discontinued operations. The Company’s manufacturing, redistribution and new parts operations were sold in fiscal 2000 and the process of collection on the assets from these discontinued operations is winding down. As a result, income from discontinued operations is not expected to be significant in future periods.